                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                Amendment No. 2




               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): May 21, 1998



                           PRENTISS PROPERTIES TRUST
            (Exact Name of Registrant as Specified in its Charter)


                                   Maryland
                        (State or Other Jurisdiction of
                        Incorporation or Organization)


           1-14516                                       75-2661588
--------------------------------            -----------------------------------
   (Commission File Number)                 (I.R.S. Employer Identification No.)



         3890 West Northwest Highway, Suite 400, Dallas, Texas  75220
             (Address of Registrant's Principal Executive Office)


                                (214) 654-0886
             (Registrant's Telephone Number, Including Area Code)



                                      N/A
         ------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

     This Amendment No. 2 to Form 8-K amends and restates the current report on Form 8-K filed with the SEC on October 9, 1998 and amended by Amendment No. 1 filed with the SEC on December 24, 1998 (the "Form 8-K") of Prentiss Properties Trust. The Form 8-K is hereby amended and restated by amending and restating in its entirety the section entitled "Risk Factors" in Item 5 of the Form 8-K.

ITEM 5.    OTHER EVENTS

ACQUISITION OF PROPERTIES

     On May 21, 1998, the Company completed the acquisition of a single Class "A" suburban office property (the "Ordway Property"). The Ordway Property totals 525,951 square feet and is located in Oakland, California. The Ordway Property was purchased for a purchase price of approximately $76.3 million which was funded primarily with borrowings under the Company's line of credit.

     On August 18, 1998, the Company completed the acquisition of two Class "A" office properties (the "Willow Oaks Properties"). The properties total 387,469 square feet and are located in the suburban Washington, D.C. area. The Willow Oaks Properties were purchased for a purchase price of approximately $76.0 million (inclusive of 4.05 acres of undeveloped land) which was funded primarily with borrowings under the Company's line of credit.

     In addition to the Ordway and Willow Oaks Properties, the Company has acquired, between January 1, 1998 and the filing date of this Form 8-K, 81 Properties containing 4.1 million square feet for a purchase price of approximately $410.3 million.

     The acquisitions of the Ordway Property and Willow Oaks Properties do not individually constitute acquisitions of a "significant amount of assets" as defined under Item 2 of Form 8-K or Rule 3-14 of Regulation S-X. Rather, these acquisitions when combined with other individually insignificant acquisitions as previously filed in the Company's Current Report on Form 8-K date February 5, 1998, constitute a mathematical majority of individually insignificant 1998 acquisitions, for which audited combined statements of revenues and certain operating expenses are required under Rule 3-14 of Regulation S-X. Accordingly, the audited statement of revenues and certain operating expenses of the Ordway Property and the audited combined statement of revenues and certain operating expenses of the Willow Oaks Properties are filed herewith.

RISK FACTORS

     We are filing in this Form 8-K a description of certain factors that in some cases may have affected, and in the future could affect, our actual operating results and could cause such results to differ materially from those in any forward looking statements. This list is not necessarily exhaustive, and new risk factors emerge periodically. We can give no assurance that the factors described below list all material risks at any specific point in time. Many of the important factors discussed below have been disclosed in our previous filings with the SEC.

     An investment in us involves various risks. You should carefully consider the following information.

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The bankruptcy or insolvency of our major tenant or the failure of our major tenant to pay rent could have a potential adverse effect on operating performance.

     For the nine months ended September 30, 1998, rent from our largest tenant, IBM, accounted for 3.3% of our total revenues. We have leases with IBM in two properties. We have extended both leases so that 60% of the rentable area for one of the properties will expire in the year 2009. With respect to the other property, 70% of the rentable area for the other property will expire in the year 2011, and the remainder will expire in 2006. The bankruptcy or insolvency of, or a downturn in the business of, any major tenant such as IBM could result in a failure or delay in the tenant's rent payments. Such a failure would adversely affect our business.

The geographic concentration of our properties in markets which are in economic decline could have a material adverse effect on operating performance.

     Properties located in the Dallas, Austin, suburban Chicago and Northern Virginia areas provided approximately 19%, 6%, 10% and 14% of total revenues for the year ended December 31, 1997, respectively. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect our cash available for distribution. Our financial performance and ability to make distributions to our shareholders are, therefore, particularly sensitive to the economic conditions in these markets. The local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as oversupply of or reduced demand for office, industrial and other competing commercial properties, may affect our revenues and the value of our properties.

Our acquisition, redevelopment, development and construction activities may give rise to unexpected costs and can make it difficult to predict revenue potential.

     Our acquisition of new properties and lack of operating history gives rise to difficulties in predicting revenue potential.

     We intend to acquire office and industrial properties. These acquisitions could fail to perform in accordance with our expectations. If we fail to accurately estimate the occupancy levels, operating costs or costs of improvements to bring an acquired property up to the standards established for its intended market position, the operating performance of the property may be below our expectations. Acquired properties may have characteristics or deficiencies affecting their valuation or revenue potential that we have not yet discovered. We cannot assure you that the operating performance of acquired properties will increase or be maintained under our management.

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     During 1997, we acquired a total of 66 properties containing 6.8 million square feet. Our ability to manage our growth effectively will require us to integrate successfully our new acquisitions into our existing management structure. Many of our properties have relatively short or no operating history under our management. We have had limited control over the operation of these buildings.


     Our redevelopment, development and construction activities may give rise to unexpected costs.

     We redevelop, develop and construct office and industrial buildings. The risks associated with these activities include:

     . abandonment of redevelopment or development opportunities resulting in a loss of invested capital;
     . construction costs of a property exceeding original estimates potentially resulting in yields on invested capital lower than expected;
     . occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable;
     . financing may not be available on favorable terms for redevelopment or development of a property possibly increasing the projected cost of the project;
     . permanent financing may not be available on favorable terms to replace short-term construction loans and construction and lease-up may not be completed on schedule, resulting in increased interest expense and construction costs;
     . all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations may not be obtained or may not be obtained on a timely basis resulting in possible delays, decreased profitability and increased management time and attention; and
     . increased management time required for such activities may divert their attention from other aspects of our business.

Cost increases or revenue decreases can adversely affect property yields and values.

     The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover fixed costs, and our cash flow and ability to make distributions to our shareholders will be adversely affected.

     Factors which may affect our revenues and the value of our properties include:

     . the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;
     . the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties;
     . the ability of the owner to provide adequate management, maintenance and insurance;
     .  the ability to collect on a timely basis all rent from tenants;
     . the expense of periodically renovating, repairing and reletting spaces; . increasing operating costs, including real estate taxes and utilities, which may or may not be passed through to tenants; and . our compliance with the laws, changes in the tax laws, fluctuations in interest rates and the availability of financing.

     Certain significant expenditures associated with our properties, such as mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental

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revenues from our properties.

Tenant defaults and bankruptcy could cause rent collection difficulties.

     A significant portion of our income is derived from rental income on our properties. As a result, our distributable cash flow and ability to make expected distributions to our shareholders would be adversely affected if a significant number of our tenants fail to pay their rent due to bankruptcy, weakened financial condition or otherwise. At any time, a tenant may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease. These events would cause a reduction in our cash flow and the amounts available for distributions to our shareholders. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business. Such a downturn may weaken its financial condition, and it may stop paying rent when due.

Property maintenance costs may escalate beyond our ability to recover such costs through rents.

     Our properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While our tenants generally are obligated to pay a portion of these escalating costs, there can be no assurance that our tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. Although we implement incentive measures including evaluation and bonus plans based in-part on cost-savings at each of our properties, our ability to make distributions to our shareholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.

Non-renewal of leases and non-reletting of space could adversely affect our rental revenues.

     We are subject to several risks upon expiration of leases for space located at our properties. The leases may not be renewed, the space may not be relet or the terms of renewal or reletting, including the costs of required renovations, may be less favorable than current lease terms. Leases on a total of approximately 22% of the total net rentable square feet in our properties will expire in the 12 months ending December 31, 1999. If we are unable to relet promptly or renew the leases for a particular property or properties, if the rental rates upon such renewal or reletting are significantly lower than expected rates or if our budgets for these purposes prove to be inadequate, then our cash flow and ability to make expected distributions to our shareholders may be adversely affected.

Some of our competitors in markets in which we have properties may have newer, better located or better capitalized properties.

     Numerous office and industrial properties compete with our properties in attracting tenants to lease space. In each market we compete on a number of factors including rental rates, tenant concession allowances, quality and location of buildings, quality of property management, and other economic and non-economic factors. Our major competitors in each market include the following companies:

MARKETS             COMPETITORS
-------             -----------

Dallas, Houston,    Carr America, Equity Office Properties, Mack-Cali, Crescent
Denver, Austin      Real Estate Equities, ProLogis, Trammell Crow Company,
                    Lincoln Property Co.

Washington D.C.,    Carr America, Equity Office Properties, Brandywine Realty,
Baltimore,          Boston Properties
Northern Virginia

Chicagao, Detroit,  Carr America, Equity Office Properties, Centerpoint,
Kansas, Milwaukee   ProLogis, Duke Realty, First Industrial, Liberty Property
                    Trust

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Philadelphia        Liberty Property Trust, Mack-Cali Realty, Brandywine Realty

Atlanta Cousins Properties, Equity Office Properties, Carr America, Weeks Corporation

San Diego, Los      Carr America, Speiker Properties, Kilroy Realty, Cornerstone
Angeles, Oakland,   Properties, Arden Realty, Shorenstein Co., Equity Office
Sacramento, Phoenix Properties, ProLogis, Boston Properties

     This competition could have an adverse effect on our operating performance because some of these competing properties may be newer, better located or better capitalized than our properties.

Properties with environmental problems could cause us to incur cleanup cost or other liabilities.

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate a property properly, may adversely affect the owner's ability to borrow using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by them. Environmental laws and common law principles impose liability for release of and exposure to hazardous substances, including asbestos-containing materials, into the air, and third parties may seek recovery from owners or operators of real property for personal injury or property damage associated with exposure to released hazardous substances, including asbestos-containing materials.

     As the owner of the properties, we may be liable for these types of costs. We obtained Phase I environmental site assessments on all of our properties and will obtain them on all of the properties we acquire in the future, prior to their acquisition. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. For a number of our properties, the Phase I environmental site assessments referenced prior Phase II environmental site assessments obtained on such properties. Phase II environmental site assessments generally involve more invasive procedures than Phase I environmental site assessments, such as soil sampling and testing or the installation and monitoring of groundwater wells.

     Certain land in the vicinity of and underlying our Los Angeles industrial properties was formerly the site of a synthetic rubber manufacturing plant owned by the United States Government and subsequently owned or operated by numerous companies, including Shell Oil Company and Dow Chemical Company. During the operation of the plant, wastes were disposed of in pits and ponds located south of the properties. On September 25, 1997, we were notified that an undefined area, which may or may not include our Los Angeles industrial properties, associated with the operation of the plant would be listed on the National Priorities List. The National Priorities List is a federal list of abandoned hazardous waste sites that must be cleaned up by either the government or the potentially responsible parties. At this time, the EPA has not indicated the precise boundaries of the National Priorities List site. We and the surrounding landowners are challenging the listing. All past and present owners of the land underlying our Los Angeles industrial properties, including the United States Government, Dow, Shell and the former owner, LAPCO Industrial Parks, from whom we purchased the Los Angeles industrial properties, are potentially responsible parties for the investigation and remediation of the Plant Site. Shell has agreed to:

     . indemnify and hold harmless any successor of LAPCO, including us and any subsequent purchasers, tenants and lenders, from any liability relating to clean up or remediation costs for the plant site or for any contamination resulting from the plant site, and
     . indemnify and hold harmless LAPCO and any successor of LAPCO, including us, from any liability arising out of any third party tort claims for personal injury or property damage.

     Except as noted above, the environmental site assessments have not revealed any environmental condition, liability or compliance concern that we believe could have a material adverse affect on our business, assets or results of operations. It is possible that the environmental site assessments relating to any one of our properties do not reveal all environmental conditions, liabilities or compliance concerns. In addition, there could be material environmental conditions, liabilities or compliance concerns that arose at a property after the related environmental site assessments report was completed.

Americans with Disabilities Act compliance could lead to unanticipated costs.

     The Americans with Disabilities Act of 1990 requires all public accommodations and commercial facilities to meet federal requirements related to access and use by disabled persons. Compliance with the Americans with Disabilities Act requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although we believe that our properties are substantially in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act could result in the imposition of fines or an award of damages to private litigants. If we were required to make unanticipated expenditures to comply with the Americans with Disabilities Act, our cash flow and the amounts available for distributions to our shareholders may be adversely affected.

Some of our properties may be subject to uninsured losses such as from earthquakes.

     We carry comprehensive liability, fire, flood, where appropriate, extended coverage and rental loss insurance with respect to our properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses, such as from earthquakes at properties located in California or from wars, that may be either uninsurable or the cost of obtaining insurance would be so high that it would be more prudent to accept the risk of loss. Should an uninsured loss or a loss in excess of insured limits occur, we could lose both capital invested in a property as well as the anticipated future revenue from the property but would continue to be obligated on any mortgagee indebtedness or other obligations related to the property. Any such loss would adversely affect our business, financial condition and results of operations.

Property ownership through partnerships and joint ventures could subject us to the contrary business objectives of our partners or co-venturers.

     Through an affiliate of Prentiss Properties Acquisition Partners, L.P., the operating partnership, we own a non-controlling 50% interest in Broadmoor Austin Joint Venture, which leases the Broadmoor Austin Office Properties in Austin, Texas. Through this interest, we act as managing venture partner and have the authority to conduct the business and affairs of Broadmoor Austin Joint Venture, subject to the approval and veto rights of the other venture partner. IBM, the tenant leasing 100% of the space at that property, owns the remaining 50% interest in Broadmoor Austin Joint Venture through an affiliated entity.

     We may also participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may involve risks such as the following:

     . our partners or co-venturers might become bankrupt, . our partners or co-venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals, and
     . our partners or co-venturers may be in a position to take action contrary to our instructions or make requests contrary to our policies or objectives, including our policy with respect to maintaining our qualification as a real estate investment trust.

     We will, however, seek to maintain sufficient control of such partnerships or joint ventures to achieve our business objectives. Our organizational documents do not limit the amount of available funds that we may invest in partnerships or joint ventures.

     In addition, we may acquire in the future either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture. In such cases, we will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture.

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Our properties are illiquid assets.

     Our investments in properties are relatively illiquid. This illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

Our incurrence of debt could have a material adverse effect on operating performance.

     If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, we expect that our cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase. This increase would adversely affect our cash flow and the amounts available for distributions to our shareholders. If a property is mortgaged to collateralize payment of indebtedness and we are unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value. We have no remaining debt maturities in 1998. During 1999, we have one loan maturity of $120 million in January which we expect to repay by refinancing two of the four assets currently held as security for the existing loan and with fundings from our line of credit.

     Our use of variable rate debt and derivative financial instruments may cause an increase in debt service costs.

     We have incurred and may incur in the future indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available for distributions to our shareholders.

     We enter into financial futures contracts and option contracts in the ordinary course of our business to hedge or modify our exposures to interest rate fluctuations related to our costs of financing. While our use of these derivatives is intended to allow us to better manage certain risks, it is possible that, over time, mis-matches may arise with respect to the derivatives and the cash market instruments they are intended to hedge. Discrepancies can also arise between the derivative and cash markets. Derivatives also have risks that are similar in type to the risks of the cash market instrument on which their values are based. For example, in times of market stress, sharp price movements or reductions in liquidity in the cash markets may be related to comparable or even greater price movements and reductions in liquidity in the derivative markets. Further, the risks associated with derivatives are potentially greater than those associated with the related cash market instruments because of the additional complexity and potential for leverage. In addition, derivatives may create credit risks, as well as legal, operational and other risks beyond those associated with the underlying cash market instruments on which their values are based. Credit risk involves the risk that a counterparty on a derivative transaction will not fulfill its contractual obligations. There can be no assurance, however, that hedging strategy or techniques will be effective, that our profitability will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits.

     On September 19, 1997, we entered into two interest rate swap agreements with Nations Bank and Societe Generale covering $60 million and $50 million, respectively, of our outstanding indebtedness. Our cost of seven-year funds, before adding the spread, is fixed by these swap agreements at an average of 6.25%.

     On August 25, 1998, we entered into two treasury rate lock agreements with Societe Generale, New York Branch and UBS AG, London Branch each covering a notional amount of $49.25 million. These agreements were executed in anticipation of closing mortgage loans over the course of the next six months. The agreements effectively locked the cost of the underlying 10-year treasury rate which is the security used as a benchmark to price the mortgages we anticipate entering into. On October 6, 1998, we terminated one $49.25 million agreement with Societe Generale, New York Branch, and incurred settlement losses of $4.3 million due to the substantial downward movement in the underlying treasury security. These settlement losses are expected to be amortized over the 12 year term of a mortgage loan with a principal balance of $35.75 million and an interest rate of 6.63%. The remainder will be amortized over $13.5 of a $42.25 million, 12 year mortgage with an interest rate of 6.80%. The effective interest rate on the $49.25 million will be 7.40%. On December 29, 1998, we terminated the $49.25 million treasury lock agreement with UBS AG, London Branch and incurred settlement losses of approximately $1.8 million. These settlement losses will be amortized over the life of two ten-year loans with combined principle of $64.0 million and an effective interest rate of 7.29%.

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     If we are unable to replace construction loans with permanent financing, we may have to sell development property at a loss.

     If new developments are financed through construction loans or if acquisitions are financed with short-term bridge loans in anticipation of later, permanent financing, there is a risk that upon completion of construction or the maturity of the bridge loans, permanent financing may not be available or may be available only on disadvantageous terms. As of December 10, 1998, we have $29.7 million in construction loan commitments of which we have drawn $26.4 million. In the event that we are unable to obtain permanent financing for a property on favorable terms, we could be forced to sell such property at a loss or the property could be foreclosed upon by the lender and result in loss of income and asset value.

Our shareholders' ability to effect a change of control may be limited.

     We have a shareholder rights plan.

     In February 1998, we adopted a shareholder rights plan and declared a dividend of one purchase right for each common share of beneficial interest. The purchase rights may have the effect of delaying, inhibiting or preventing a transaction or a change in control of us that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders. The purchase rights can cause substantial dilution to a person or group that acquires 10% or more of our outstanding common shares without the purchase rights having been redeemed by our board of trustees. However, because the purchase rights are redeemable by our board of trustees, the purchase rights should not interfere with any merger or other business combination approved by our board of trustees.

     We have an ownership limitation.

     In order to maintain our qualification as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of our taxable year, other than our 1996 taxable year. To ensure that we will not fail to qualify as a REIT, our declaration of trust authorizes our board of trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. In particular, our declaration of trust has an ownership limitation which provides that no person may own, directly or indirectly, more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of beneficial interest of any series.

     Our board of trustees, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to our board of trustees, may exempt a proposed transferee from the ownership limitation. For example, our board of trustees has exempted Security Capital Preferred Growth Incorporated from the ownership limitation on the condition that Security Capital not own more than 11% of the number of outstanding common shares. Our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT.

     The ownership limitation may have the effect of delaying, inhibiting or preventing a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interests of our shareholders.

     We have a staggered board.

     Our board of trustees is divided into three classes, with only a portion of our board of trustees standing for election at each annual meeting. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders.

     The board of trustees can issue additional shares.

     Our declaration of trust authorizes our board of trustees to:

     . amend the declaration of trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;
     . issue additional authorized but unissued preferred or common shares; and . classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or unclassified shares.

     These provisions may have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

If we ever fail to qualify as a REIT, we would not be able to deduct shareholder distributions, and we would be taxed at corporate rates.

     We have operated and intend to continue to operate as a REIT for federal income tax purposes. We have not requested, and do not expect to request, a ruling from the IRS that we qualify as a REIT. Our REIT status will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. Because we have a limited history of operating as a REIT, we cannot assure you that we will be able to maintain our status as a REIT.

     If we fail to qualify as a REIT for any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under the Internal Revenue Code, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Although we intend to continue to operate as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of trustees, with the consent of our shareholders holding at least two-thirds of all the outstanding common shares, to revoke the REIT election.

     We have minimum distribution requirements that could require us to incur additional debt.

     In order to avoid corporate income taxation of the earnings that we distribute, we are required each year to distribute to our shareholders at least 95% of our net taxable income, excluding any net capital gain. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us with respect to any calendar year are less than the sum of the following:

     . 85% of our ordinary income for that year, . 95% of our capital gain net income for that year, and . 100% of our undistributed taxable income from prior years.

     Beginning with the 1998 taxable year, we may elect to retain and pay income tax on net capital gains. These retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make distributions to our shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Our income consists primarily of our share of the income of the operating partnership, and the cash available for distribution to our shareholders consists of our share of cash distributions from the operating partnership. Differences in timing between (1) the actual receipt of income and actual payment of deductible expenses and (2) the related inclusion of income and deduction of expenses in arriving at taxable income could require us, through the operating partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require us to borrow funds or to sell assets to fund the costs of such items.

     If the operating partnership fails to be classified as a partnership for federal income tax purposes, we could lose our REIT status.

     We have not requested, and do not expect to request, a ruling from the IRS that the operating partnership and each of its non-corporate subsidiaries have been and will continue to be classified as partnerships for federal income tax purposes. If the IRS were to challenge successfully the tax status of the operating partnership or a non-corporate subsidiary as a partnership for federal income tax purposes, the operating partnership or such non-corporate subsidiary would be taxable as a corporation. In such event, we would likely cease to qualify as a REIT. Furthermore, the imposition of a corporate income tax on the operating partnership would reduce substantially the amount of cash available for distribution from the operating partnership.

     Changes in tax laws could affect our REIT status.

     At any time, future legislation or administrative or judicial decisions or actions could affect our tax treatment or qualification as a REIT. For example, on February 2, 1998, President Clinton released his budget proposal for fiscal year 1999. Several provisions of his proposal potentially could have affected us if enacted in final form as then proposed. Specifically, one proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock, other than the stock of a qualified REIT subsidiary, after the effective date of such proposal. Although this proposal was not enacted, we can give no assurance regarding whether this proposal will be enacted or whether any future tax legislation or administrative or judicial decisions will adversely affect our tax treatment or qualification as a REIT.

Conflicts of interests in our business could result in decisions not in your best interest.

     Prentiss principals could have differing objectives from other shareholders upon the sale, refinancing or prepayment of indebtedness of properties.

     Messrs. Prentiss, August and DuBois, our senior executive officers, and their affiliates may have unrealized taxable gain associated with their units of limited partnership interest in the operating partnership. Messrs. Prentiss, August and DuBois may suffer different and more adverse tax consequences than our other shareholders upon the sale or refinancing of properties that they contributed to the operating partnership. Therefore, Messrs. Prentiss, August and DuBois and our other shareholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. While we, through Prentiss Properties I, Inc., the general partner of the operating partnership, have the exclusive authority as to whether and on what terms to sell or refinance an individual property, Messrs. Prentiss, August and DuBois may influence us not to sell, or refinance or prepay the indebtedness associated with properties even though such a transaction might otherwise be to our financial advantage, or may influence us to refinance properties with a high level of debt. As of December 10, 1998, we owned 22 properties with an aggregate purchase price of approximately $224 million which were subject to restrictions on transfer lasting from two to six years unless the transfer is structured as a tax-deferred like kind exchange under Section 1031 of the Internal Revenue Code.

     Our policies with respect to conflicts of interests may not eliminate the influence of conflicts.

     We have adopted policies intended to minimize conflicts of interest. For example, our bylaws require that all transactions in which executive officers or trustees have a conflicting interest with us must be approved by a majority of our trustees that are not affiliated with any of our affiliates or by the holders of a majority of the common shares held by disinterested shareholders. There can be no assurance that our policies will be successful in eliminating the influence of conflicts. Decisions could be made that might fail to reflect fully the interests of all our shareholders. Our declaration of trust includes a provision permitting each individual trustee to engage in the type of business activities conducted by us without first presenting any investment opportunities to us, even though such investment opportunities may be within the scope of our investment policies.

Our board of trustees may change policies and incur debt without shareholder approval.

     Our board of trustees determines our investment, financing, borrowing and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations. Our board of trustees has adopted a debt limitation policy limiting our total combined indebtedness plus our pro rata share of joint venture debt to 50% or less of our total market capitalization, but our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Although our board of trustees has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of our board of trustees without a vote of our shareholders. A change in these policies could adversely affect our financial condition, results of operations or the market price of the common shares.

We are dependent on the services of Michael V. Prentiss and Thomas F. August.

     We are dependent on the efforts of our executive officers, particularly Messrs. Prentiss and August. The loss of their services could have an adverse effect on our operations. Each of Messrs. Prentiss and August have entered into an employment agreement. Messrs. Prentiss and August have agreed in their employment agreements that for a period of two (2) years after they are no longer employed by the Company they will not enter into employment with any company which is in a business that is competitive to the business of the Company. If this provision, or if similar provisions in other employment agreements with our other employees, are determined to not be binding on Messrs. Prentiss or August, or any other employee, those persons would be able to enter into employment with companies which compete with us immediately after those persons ceased to be employed by us. Certain assets of affiliates of the predecessor entities were not contributed to us in the transactions in which we were formed, and our executive officers, including Messrs. Prentiss and August, may devote some of their management time to those excluded assets.

Our third-party property management, leasing, development and construction business and related services involve relationships which may be subject to early termination or a lack of control.

     Through the operating partnership and Prentiss Properties Limited, Inc., we engage in the business of management, leasing, development and construction of properties owned by third parties. Risks associated with these activities include the following:

     . Related contracts, which are typically cancelable upon 30-days notice or upon specific events, including sale of the property, may be terminated by the property owner or may be lost in connection with a sale of such property;
     . Contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms; and
     . Rental revenues upon which management, leasing and development fees are based may decline as a result of general real estate market conditions or specific market factors affecting properties that we manage, lease or develop, resulting in decreased management or leasing fee income.

     The capital stock of Prentiss Properties Limited, Inc. is divided into two classes: voting common stock, all of which is owned by Mr. Prentiss; and nonvoting common stock, all of which we hold through the operating partnership. The voting common stock represents 5% of the ownership interests in Prentiss Properties Limited, Inc. and the nonvoting common stock represents 95% of the ownership interests in Prentiss Properties Limited, Inc. Mr. Prentiss, as the holder of all of Prentiss Properties Limited, Inc.'s voting common stock, has the ability to elect the directors of Prentiss Properties Limited, Inc. We are not able to elect directors and, therefore, are not able to influence the day-to-day management decisions of Prentiss Properties Limited, Inc. As a result, the board of directors and management of Prentiss Properties Limited, Inc. may implement business policies or decisions that we would not have implemented and that are adverse to our interests and which could adversely impact our net operating income and cash flow.

We have shares available for future sale that could adversely affect the price of our common shares.

     Under our declaration of trust, we have the authority to do the following:

     . Amend our declaration of trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class, including common shares, that we have the authority to issue and
     . Issue additional authorized but unissued common shares or preferred shares.

     As of December 16, 1998, we have authorized 100,000,000 common shares, of which 61,073,512 common shares are unissued or held in treasury. In addition, we have granted options to purchase 2,735,937 common shares to executives officers, employees and trustees, of which options to purchase 2,591,525 common shares remain outstanding. Sales or issuances of a substantial number of common shares, or the perception that such sales could occur could adversely affect prevailing market prices of the common shares and dilute the percentage ownership held by our shareholders.

     Limited partners of the operating partnership have the right to receive either cash or one common share, subject to adjustments, in exchange for each limited partnership unit they now hold if and to the extent they tender such units for redemption and we or the general partner elect to redeem such units for common shares. We are party to registration rights agreements under which we are required to register the issuance of common shares which we may issue upon the redemption by the holders of units of limited partnership interest in the operating partnership. We can make no prediction concerning the effect that such issuance or future sales of any such common shares will have on market prices.

     In December 1997 and March 1998, we issued an aggregate of 3,773,585 Series A Cumulative Convertible Preferred Shares to Security Capital in a private placement. The Series A Preferred Shares are convertible into our common shares beginning on January 1, 1999. Security Capital may sell such common shares pursuant to a registration statement that we will file. We can make no prediction concerning the effect that such issuance or future sales of any such common shares will have on market prices.

Our shareholders may face potential dilution of capital stock or decrease of liquidity in connection with settlement of the UBS forward agreement.

     The operating partnership and we have entered into a Purchase Agreement, dated February 2, 1998, with UBS Limited and Union Bank of Switzerland, London Branch, acting through its agent UBS Securities LLC (all as succeeded by UBS AG, London Branch, acting through its agent Warburg Dillon Read LLC, "UBS-LB") involving the sale of 1,100,000 common shares. The operating partnership and us have also entered into a related forward stock contract, dated February 2, 1998, with UBS-LB, which provides for certain purchase price adjustments. The maturity date of the UBS forward agreement is February 2, 1999, subject to acceleration as described more fully below.

     The UBS forward agreement generally provides that if the market price of a common share on the maturity date is less than a certain amount, which we refer to as the "forward price," we must pay UBS-LB the difference multiplied by 1,100,000. Similarly, if the market price of a common share is above the forward price, UBS-LB must pay us the difference in common shares. If we choose not to, or if we cannot, settle in freely tradable common shares, we must repurchase the 1,100,000 shares at the forward price in cash. Over the life of the UBS forward agreement, the forward price will be adjusted by LIBOR plus 135 basis points, minus any dividends received on the common shares.

     To secure our obligations under the UBS forward agreement, the UBS forward agreement provides for quarterly payments of collateral equal to 1,100,000 times 105% of the amount by which the market price of a common share is below the forward price. The collateral may be in the form of cash, letters of credit or freely tradable common shares. As of the last recalculation date of the forward price, which was October 30, 1998, the forward price was $27.227 per share. Based on the then current share price of $20.625, this resulted in a collateral requirement of approximately $7.3 million. The forward price is calculated using the original issue price of $27.00 per share and adjusting it to provide a return equal to LIBOR plus 135 basis points, less any dividends paid during the same period. We have secured this requirement entirely with letters of credit totaling approximately $3.6 million and one cash payment of $3.7 million. Our cash payment of approximately $3.7 million on November 6, 1998 is included as restricted cash in our financial statements at December 31, 1998. On January 21, 1999, we reacquired all of the 1.1 million common shares from UBS for approximately $30.0 million inclusive of the November 6, 1998 $3.7 million cash payment. We funded the acquisition of the common shares with borrowings under our line of credit.

     Although the maturity date of the UBS forward agreement is February 2, 1999; if the closing price of the common shares falls below $16.40 for a period of three consecutive trading days, or if the market value of our common shares, excluding operating partnership units, declines to or below $600 million, UBS-LB has the right to force a complete settlement under the UBS forward agreement, if the closing price of the common shares falls below $18.50 for a period of three consecutive trading days, UBS-LB has the right to force a settlement with respect to 67% of the transaction. UBS-LB also has the right to force a complete settlement under the UBS forward agreement if we:

     . are in default with respect to certain financial covenants under the UBS Forward Agreement,
     . are in default under our credit facility with a syndicate of lenders or any other unsecured lending agreement, or
     .  fail to post sufficient cash collateral.

     Settlement in cash would involve the repurchase of 1,100,000 shares at a price per share equal to the forward price. If we settled the UBS Forward Agreement in cash, we would expect to use borrowings under our existing $300 million corporate revolver or various secured borrowings which we are currently negotiating.

     Quarterly payments of collateral and the ultimate settlement of the UBS forward agreement could adversely affect our liquidity or dilute our common shares. If the market price, is lower than the forward price, settlement in common shares would dilute our capital stock. The table below shows the change in the value of a common share as a result of settling the UBS forward agreement at various market prices:

                                   INCREASE/(DILUTION) IN VALUE
 MARKET PRICE                           OF COMMON SHARES (1)
 ------------                      ----------------------------

     $30                                        0.26%
     $25                                       (0.25%)
     $20                                       (1.02%)
     $15                                       (2.30%)
     $10                                       (4.87%)

---------------
(1) Assumes a Forward Price of $27.227.

Year 2000 non-compliance may cause operational problems.

       The Y2K compliance problem is the result of computer programs designed to use two digit rather than four digit years. Thus, the year 1998 is represented as 98 and the year 2000 would be represented as 00. This could be interpreted as either 1900 or 2000. To systems that have Y2K related issues, the time may seem to have reverted back 100 years. Systems, equipment and software with exposure to Y2K related problems exist not only in computerized information systems but also in building operating systems such as elevators, alarm systems, energy management systems, phone systems, and numerous other systems and equipment. Failure to adequately identify and correct Y2K related problems could result in a systems failure or malfunction with potential adverse effects including personal injury, property damage, and disruption of operations. Any or all of these failures could materially and adversely affect our business, financial condition, or results of operations.

       Due to the exposure and potential liabilities inherent in both the computerized information systems and non-information systems with imbedded technology that we use internally, in September 1997, we created a Y2K committee headed by the Vice President of Information Systems and co-chaired by the Vice President of National Property Operations. We have also engaged various independent sources to assist in the review of our Y2K plan.

     The total costs associated with required modifications to become Y2K compliant are not expected to be material to our financial position. We currently estimate the total Y2K readiness costs will be between $500,000 and $600,000. These costs are net of our personnel costs that are considered to be part of normal operating costs. Our readiness program is an ongoing process and the estimates of costs and completion dates for the various categories described above are subject to material change.

     Failure to correct a material Y2K problem could result in an interruption in, or a failure of, certain normal business activities or operations that could materially and adversely affect our results of operations, liquidity, and financial position. Much of the uncertainty lies with the ability of critical suppliers, service providers, contractors, and clients to fully remedy their Y2K problems. Our Y2K plan should significantly reduce our level of uncertainty regarding the Y2K problem.

     The most reasonable and likely worst case scenario might be the failure of an energy management system in a building. This could adversely affect the environmental conditions of the occupied space, thus creating discomfort and inconvenience to the tenants until the condition could be manually corrected. Persistence of this problem for a long period of time could result in an increase in operating costs for the building until the energy management system is restored to proper operations.

     We are making substantial effort to eliminate the exposure to any Y2K issues; however, no one can accurately predict how many Y2K problem-related failures will occur or the severity, duration, or financial consequences of these potential failures, especially with regard to third-party systems. As a result, a significant number of operational inconveniences and inefficiencies facing us and our clients may divert our management's time, attention, financial, and human resources from its ordinary business activities. In addition, system failures may require significant efforts by us and our clients to prevent or alleviate material business disruption.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL STATEMENTS FOR PROPERTIES ACQUIRED

     Statement of revenues and certain operating expenses of the Ordway for the year ended December 31, 1997 is presented as prescribed by Rule 3-14 of Regulation S-X.

     Combined statement of revenues and certain operating expenses of the Willow Oaks Properties for the year ended December 31, 1997 are presented as prescribed by Rule 3-14 of Regulation S-X.

(B)  Pro Forma Financial Information

     Prentiss Properties Trust Pro Forma Balance Sheet as of June 30, 1998 and Pro Forma Statement of Income for the year ended December 31, 1997 and six month period ended June 30, 1998.

(C)  Exhibits

     23.1  Consent of PricewaterhouseCoopers LLP.

INDEX TO FINANCIAL STATEMENTS


The following represents certain of the properties acquired by the
Company during 1998:                                                       PAGE
                                                                          NUMBER

INDIVIDUALLY INSIGNIFICANT ACQUISITIONS:
The Ordway Property
    Report of Independent Accountants..................................     14
    Statement of Revenues and Certain Operating Expenses for the Year
    Ended December 31, 1997............................................     15
    Notes to Statement of Revenues and Certain Operating Expenses......     16
The Willow Oaks Properties
    Report of Independent Accountants..................................     17
    Combined Statement of Revenues and Certain Operating Expenses for
    the Year Ended December 31, 1997...................................     18
    Notes to Combined Statement of Revenues and Certain Operating
    Expenses...........................................................     19

PRO FORMA FINANCIAL STATEMENTS:
    Prentiss Properties Trust Pro Forma Consolidated Balance Sheet as
    of June 30, 1998...................................................     21
    Prentiss Properties Trust Pro Forma Consolidated Statement of
    Income for the Year Ended December 31, 1997........................     22
    Prentiss Properties Trust Pro Forma Consolidated Statement of
    Income for the Six Months Ended June 30, 1998......................     24

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Prentiss Properties Trust

     We have audited the accompanying statement of revenues and certain operating expenses of the Ordway Property for the year ended December 31, 1997. The statement of revenues and certain operating expenses is the responsibility of the Ordway Property's owners. Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the Ordway Property's revenues and expenses and may not be comparable to results from proposed future operations of the Ordway Property.

     In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



PricewaterhouseCoopers LLP


Dallas, Texas
August 12, 1998

                                ORDWAY PROPERTY
             STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

Revenues:
   Rental income........................................................               $11,564
   Other income.........................................................                   131
                                                                                       -------
                                                                                        11,695
                                                                                       -------
Certain operating expenses:
   Real estate taxes....................................................                   803
   Repairs and maintenance..............................................                 2,171
   Property management..................................................                   502
   Utilities............................................................                 1,061
   Insurance............................................................                   324
                                                                                       -------
                                                                                         4,861
                                                                                       -------
Revenues in excess of certain operating expenses                                       $ 6,834
                                                                                       =======



   The accompanying notes are an integral part of this financial statement.

                                ORDWAY PROPERTY
                        NOTES TO STATEMENT OF REVENUES
                        AND CERTAIN OPERATING EXPENSES

                            (DOLLARS IN THOUSANDS)

1.   BASIS OF PRESENTATION

     The statement of revenues and certain operating expenses for the year ended December 31, 1997 relate to the operations of the Ordway Property (the "Property"), which was acquired on May 21, 1998 from an unaffiliated third-party for an aggregate purchase price of $76.3 million. The Ordway Property consists of one Class "A" suburban office property totaling approximately 525,951 net rentable square feet in Oakland, California.

     The accompanying statement excludes certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the Property that may not be comparable to the expenses expected to be incurred in the proposed future operations of the Property. Management is not aware of any material factors relating to the Property which would cause the reported financial information not to be necessarily indicative of future operating results.

     The statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

     REVENUE AND EXPENSE RECOGNITION

     Rental income is recorded when due from tenants. The effects of scheduled rent increases and rental concessions, if any, are recognized on a straight-line basis over the term of the tenant's lease.

     FUTURE RENTAL REVENUES

     The Property was leased to tenants under net operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses, under noncancellable operating leases in effect as of December 31, 1997, are approximately as follows:

   1998........................................................................................           $11,377
   1999........................................................................................            10,688
   2000........................................................................................             9,397
   2001........................................................................................             4,590
   2002........................................................................................             2,994
   Thereafter..................................................................................             4,026
                                                                                                       -------------
                                                                                                          $43,072
                                                                                                       =============

     Office space in the Ordway Property is generally leased to tenants under lease terms which provide for tenants to pay for increases in operating expenses in excess of specified amounts.

     USE OF ESTIMATES

     The preparation of the statement of revenues and certain operating expenses requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Prentiss Properties Trust

     We have audited the accompanying combined statement of revenues and certain operating expenses of the Willow Oaks Properties (the "Willow Oaks Properties") for the year ended December 31, 1997. The combined statement of revenues and certain operating expenses is the responsibility of the Willow Oaks Properties' owners. Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenues and certain operating expenses was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the Willow Oaks Properties' revenues and expenses and may not be comparable to results from proposed future operations of the Willow Oaks Properties.

     In our opinion, the combined statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


PricewaterhouseCoopers LLP


Dallas, Texas
September 30, 1998

                          THE WILLOW OAKS PROPERTIES
         COMBINED STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

Revenues:
   Rental income...........................................................              $8,914
   Other income............................................................                 297
                                                                                         ------
                                                                                          9,211
                                                                                         ------
Certain operating expenses:
   Real estate taxes.......................................................                 208
   Repairs and maintenance.................................................                 498
   Property management.....................................................                 369
   Utilities...............................................................                 398
   Insurance...............................................................                  74
                                                                                         ------
                                                                                          1,547
                                                                                         ------
Revenues in excess of certain operating expenses                                         $7,664
                                                                                         ======



   The accompanying notes are an integral part of this financial statement.

                          THE WILLOW OAKS PROPERTIES
                    NOTES TO COMBINED STATEMENT OF REVENUES
                        AND CERTAIN OPERATING EXPENSES

                            (DOLLARS IN THOUSANDS)

1.   BASIS OF PRESENTATION

     The combined statement of revenues and certain operating expenses for the year ended December 31, 1997 relate to the operations of the Willow Oaks Properties (the "Willow Oaks Properties" or the "Properties"), which were acquired on August 18, 1998, by the Company from an unaffiliated third-party for an aggregate purchase price of $76.0 million. The Willow Oaks Properties consist of two Class "A" suburban office buildings totaling approximately 387,469 net rentable square feet and 4.05 acres of undeveloped land located in the suburban markets of Northern Virginia near Washington, D.C.

     The accompanying statement excludes certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the properties that may not be comparable to the expenses expected to be incurred in the proposed future operations of these properties. Management is not aware of any material factors relating to the properties which would cause the reported financial information not to be necessarily indicative of future operating results.

     The combined statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

     REVENUE AND EXPENSE RECOGNITION

     Rental income is recorded when due from tenants. The effects of scheduled rent increases and rental concessions, if any, are recognized on a straight-line basis over the term of the tenant's lease.

     During the year ended December 31, 1997, three separate tenants represented 46%, 19% and 15% of the total base rental income of one of the Willow Oaks Properties, and one major tenant owned an interest in and leased 100% of the other.

     FUTURE RENTAL REVENUES

     The properties are leased to tenants under net operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses, under noncancellable operating leases in effect as of December 31, 1997, are approximately as follows:

   1998..............................................................    $ 9,238
   1999..............................................................      7,767
   2000..............................................................      5,725
   2001..............................................................      5,795
   2002..............................................................      5,998
   Thereafter........................................................     12,498
                                                                     --------------
                                                                         $47,021
                                                                     ==============

     Office space in the Willow Oaks Properties is generally leased to tenants under lease terms that provide for tenants to pay for increases in operating expenses in excess of specified amounts.

     USE OF ESTIMATES

     The preparation of the combined statement of revenues and certain operating expenses requires management to make estimates and assumptions that affect the reported amounts, revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

2.   RELATED PARTY TRANSACTIONS (amounts in whole dollars)

     Under terms of various management agreements, the Willow Oaks Properties paid $153,160 in management fees during the year ended December 31, 1997 to affiliates of the entities owning the Properties.

     The Properties purchased insurance from affiliates of the entities owning the Properties. Total insurance expense for the year ended December 31, 1997 was approximately $74,000.

     The Willow Oaks Properties received base rents in the amount of $5,821,910 during the year ended December 31, 1997 from entities affiliated with the entities owning the Properties.

                           PRENTISS PROPERTIES TRUST
                     PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited pro forma consolidated balance sheet is presented as if the following transactions had been consummated on June 30, 1998: (i) the acquisition of the Willow Oaks Properties and (ii) the acquisition of other insignificant properties acquired subsequent to June 30, 1998, (collectively, the "Other Acquisitions"). This pro forma consolidated balance sheet should be read in conjunction with the pro forma consolidated statements of income of the Company for the year ended December 31, 1997 and six month period ended June 30, 1998 included elsewhere in this Form 8-K.

     The pro forma consolidated balance sheet is not necessarily indicative of what the actual financial position would have been had the Company completed the transactions described above, nor does it purport to represent the future financial position of the Company.


                                                                                       PRO FORMA
                                                                  (UNAUDITED)          ADJUSTMENTS            PRENTISS
                                                                   PRENTISS       ---------------------      PROPERTIES
                                                                  PROPERTIES          WILLOW OAKS              TRUST
                                                                   TRUST/(1)/     PROPERTIES AND OTHER       PRO FORMA
                                                                 JUNE 30, 1998      ACQUISITIONS/(2)/      JUNE 30, 1998
                                                                --------------   ----------------------    -------------
Assets:
   Real estate, net...........................................    $1,542,280             $201,179           $1,819,958
   Mortgage note receivable...................................        36,246                                    36,246
   Deferred charges and other assets, net.....................        40,562                                    40,562
   Receivables, net...........................................        17,274                                    17,274
   Cash and cash equivalents..................................        11,347                                    11,347
   Escrowed cash and deposits on
   real estate................................................         9,612                                     9,612
   Investments in joint venture and unconsolidated
   subsidiaries...............................................        11,468                                    11,468
                                                                 ------------    ----------------------    ------------
       Total Assets...........................................    $1,668,789             $201,179           $1,869,968
                                                                 ============    ======================    ============
Liabilities:
   Debt on real estate........................................    $  593,913             $200,700           $  794,613
   Accounts payable and other liabilities.....................        47,648                                    47,648
   Other liabilities (affiliates).............................         5,043                                     5,043
   Distributions payable......................................        18,225                                    18,225
                                                                 ------------    ----------------------    ------------
       Total Liabilities......................................       664,829              200,700              865,529
                                                                 ------------    ----------------------    ------------

Minority interest in operating partnership....................       128,126                  479              128,605
                                                                 ------------    ----------------------    ------------
Minority interest in real estate partnership..................         1,277                                     1,277
                                                                 ------------    ----------------------    ------------
Shareholders' Equity:
   Preferred shares...........................................       100,000                                   100,000
   Common shares..............................................           399                                       399
   Additional paid-in capital.................................       786,563                                   786,563
   Distributions in excess of accumulated
   Earnings...................................................       (12,405)                                  (12,405)
                                                                 ------------    ----------------------    ------------
       Total Shareholders' Equity.............................       874,557                                   874,557
                                                                 ------------    ----------------------    ------------
       Total Liabilities and Shareholders'
          Equity..............................................    $1,668,789             $201,179           $1,869,968
                                                                 ============    ======================    ============


(1) The acquisition of the Ordway Property was completed on 5/21/98; therefore, the balance sheet at 6/30/98 included the effect of the acquisition.

(2) The financial information on the Willow Oaks Properties and Other Acquisitions is presented as if the transaction occurred on June 30, 1998. The Other Acquisitions include 10 Properties containing 931,000 square feet and a purchase price totaling approximately $125.2 million.

                            PRENTISS PROPERTIES TRUST
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following unaudited pro forma consolidated statement of income is presented as if (i) the acquisition of all of the properties acquired in 1997 (the "1997 Acquired Properties"), the acquisition of all of the properties acquired in 1998 ("the 1998 Acquired Properties") between January 1, 1998 and the filing date of this form 8-K, and (ii) all of the Company's offerings of common and preferred shares and operating partnership units during 1997 and 1998 had occurred on January 1, 1997.

         This pro forma consolidated statement of income should be read in conjunction with the pro forma consolidated balance sheet at June 30, 1998 and the pro forma consolidated statement of income of the Company for the six month period ended June 30, 1998 included elsewhere in this Form 8-K.

         The pro forma consolidated statement of income is not necessarily indicative of what actual results would have been had the previously described transactions actually occurred as of January 1, 1997 nor does it purport to represent the operations of the Company for future periods.


                                              (UNAUDITED)                                                           PRENTISS
                                               PRENTISS                PRO FORMA ADJUSTMENTS                       PROPERTIES
                                              PROPERTIES    --------------------------------------------------     TRUST PRO
                                                TRUST           1997             1998                                FORMA
                                              YEAR ENDED     ACQUIRED         ACQUIRED           OTHER             YEAR ENDED
                                             DEC. 31, 1997  PROPERTIES/(1)/  PROPERTIES/(2)/  ADJUSTMENTS/(3)/   DEC. 31, 1997
                                             -------------  --------------   --------------   ----------------   -------------
Revenues:
   Rental income.............................. $ 127,089       $  48,341       $  73,692                          $ 249,122
   Mortgage interest..........................     1,780           1,969                                              3,749
   Management fees............................       925                                                                925
   Development, leasing, sale and
     other fees...............................     1,934           1,488             428                              3,850
                                               ---------       ---------       ---------          ---------       ---------
     Total revenues...........................   131,728          51,798          74,120                            257,646
                                               ---------       ---------       ---------          ---------       ---------
Expenses:
   Property operating and
     maintenance..............................    30,602          15,060          19,207             (3,451)         61,418
   Real estate taxes..........................    13,742           4,471           7,997                             26,210
   General and administrative.................     3,141                                                              3,141
   Personnel costs, net.......................     3,478                                                              3,478
   Interest expense...........................    21,131                                             31,069          52,200
   Amortization of deferred financing
     costs....................................       824                                                                824
   Depreciation and amortization..............    21,600                                             24,344          45,944
                                               ---------       ---------       ---------          ---------       ---------
     Total expenses...........................    94,518          19,531          27,204             51,962         193,215
                                               ---------       ---------       ---------          ---------       ---------
Equity in income of joint venture
   and unconsolidated subsidiaries............     5,208                                                              5,208
                                               ---------       ---------       ---------          ---------       ---------
Income before gain on sale and
   minority interest..........................    42,418          32,267          46,916            (51,962)         69,639
Gain on sale..................................       641                                               (641)
Minority interest.............................    (5,235)                                            (5,039)        (10,274)
                                               ---------       ---------       ---------          ---------       ---------
Income before extraordinary item..............    37,824          32,267          46,916            (57,642)         59,365
Extraordinary item............................      (878)                                               878
                                               ---------       ---------       ---------          ---------       ---------
Net income.................................... $  36,946       $  32,267       $  46,916          $ (56,764)      $  59,365
Preferred dividends...........................       (25)                                            (6,013)         (6,038)
                                               ---------       ---------       ---------          ---------       ---------
Net income attributable to common
   shareholders............................... $  36,921       $  32,267       $  46,916          $ (62,777)      $  53,327
                                               =========       =========       =========          =========       =========
Net income per common share-before
   extraordinary item......................... $    1.52                                                          $    1.34
Extraordinary item............................     (0.04)
                                               ---------                                                          ---------
Net income per common share-basic............. $    1.48                                                          $    1.34
                                               =========                                                          =========
Weighted average number of
   shares outstanding.........................    24,930                                                             39,905
                                               =========                                                          =========
Net income per common share-before
   extraordinary item......................... $    1.49                                                          $    1.32
Extraordinary item............................     (0.03)
                                               ---------                                                          ---------
Net income per common share-diluted........... $    1.46                                                          $    1.32
                                               =========                                                          =========
Weighted average common shares
   outstanding................................    25,307                                                             40,282
                                               =========                                                          =========

(1)  During 1997, the Company acquired 66 properties containing approximately
     6.8 million square feet for an approximate purchase price of $650 million. The financial information of the 1997 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the portion of the period prior to acquisition.

(2) During 1998, the Company has acquired 84 Properties containing approximately 5.0 million square feet for an approximate purchase price of $562.6 million. The financial information of the 1998 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the period presented.

(3) The Other Adjustments reflect the adjustments that Management considers necessary to present the revenues and expenses of the Company related to the ownership and operations of the 1997 Acquired Properties and the 1998 Acquired Properties as if the acquisitions had occurred on January 1, 1997.

                            PRENTISS PROPERTIES TRUST
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                   (UNAUDITED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following unaudited pro forma consolidated statement of income is presented as if (i) all of the acquisitions of properties during 1998 through the filing date of this Form 8-K, (collectively, the "1998 Acquired Properties") and (ii) all of the Company's offerings of common and preferred shares and operating partnership units during 1998 had occurred on January 1, 1997.

         This pro forma consolidated statement of income should be read in conjunction with the pro forma consolidated balance sheet at June 30, 1998 and the pro forma consolidated statement of income of the Company year ended December 31, 1997 included elsewhere in this Form 8-K.

         The pro forma consolidated statement of income is not necessarily indicative of what actual results would have been had the previously described transactions actually occurred as of January 1, 1997 nor does it purport to represent the operations of the Company for future periods.

                                                                PRO FORMA ADJUSTMENTS
                                                          -----------------------------------
                                          (UNAUDITED)                                              PRENTISS
                                           PRENTISS                                             PROPERTIES TRUST
                                        PROPERTIES TRUST                                           PRO FORMA
                                        SIX MONTHS ENDED    1998 ACQUIRED         OTHER         SIX MONTHS ENDED
                                         JUNE 30, 1998     PROPERTIES/(1)/   ADJUSTMENTS/(2)/    JUNE 30, 1998
                                       ----------------   ----------------   ----------------   ----------------
Revenues:
   Rental income ..................... $        103,939   $         28,567                      $        132,506
   Mortgage interest .................            1,920                                                    1,920
   Management fees ...................              490                                                      490
   Development, leasing, sale and
    other fees........................              473                214                                   687
                                       ----------------   ----------------   ----------------   ----------------
     Total revenues ..................          106,822             28,781                               135,603
                                       ----------------   ----------------   ----------------   ----------------
Expenses:
   Property operating and maintenance            23,581              6,770                                30,351
   Real estate taxes .................           11,268              3,669                                14,937
   General and administrative ........            2,131                                                    2,131
   Personnel costs, net ..............            1,748                                                    1,748
   Interest expense ..................           16,679                                 9,421             26,100
   Amortization of deferred financing
     costs ...........................              396                                                      396
   Depreciation and amortization .....           18,159                                 4,813             22,972
                                       ----------------   ----------------   ----------------   ----------------
     Total expenses ..................           73,962             10,439             14,234             98,635
Equity in joint venture and
   unconsolidated subsidiaries........            2,950                                                    2,950
                                       ----------------   ----------------   ----------------   ----------------
Income before gain on sale and
   minority interest .................           35,810             18,342            (14,234)            39,318
Gain on sale .........................            3,824                                (3,824)
Minority interest ....................           (2,179)                               (3,178)            (5,357)
                                       ----------------   ----------------   ----------------   ----------------
Income before extraordinary item .....           37,455             18,342            (21,236)            34,561
Extraordinary item ...................           (8,908)                                8,908
                                       ----------------   ----------------   ----------------   ----------------
Net income ........................... $         28,547   $         18,342   $        (12,328)  $         34,561
Preferred dividends ..................           (2,641)                                 (378)            (3,019)
                                       ----------------   ----------------   ----------------   ----------------
Net income attributable to common
   shareholders ...................... $         25,906   $         18,342   $        (12,706)  $         31,542
                                       ================   ================   ================   ================
Net income per common share before
   extraordinary item - basic ........ $           0.91                                         $           0.79
Extraordinary item....................            (0.23)
                                       ----------------                                         ----------------
Net income per common share - basic .. $           0.68                                         $           0.79
                                       ================                                         ================
Weighted average number of shares
   outstanding........................           38,340                                                   39,905
                                       ================                                         ================
Net income per common share before
   extraordinary item - diluted ...... $           0.83                                         $           0.78
Extraordinary item ...................            (0.21)
                                       ----------------                                         ----------------
Net income per common share -
   diluted ........................... $           0.62                                         $           0.78
                                       ================                                         ================
Weighted average number of
   shares outstanding ................           41,992                                                   40,247
                                       ================                                         ================

(1) The financial information of the 1998 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the portion of the six month period ended June 30, 1998 prior to acquisition.

(2) The Other Adjustments reflect the adjustments that Management considers necessary to present the revenues and expenses of the Company related to the ownership and operations of the 1998 Acquired Properties as if the acquisitions had occurred on January 1, 1997.

                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                PRENTISS PROPERTIES TRUST



Date:  January 25, 1999         By: /s/ THOMAS P. SIMON
                                   ---------------------------------------------
                                   Thomas P. Simon
                                   (Vice President and Chief Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT NO.       Description
-----------       -----------
23.1              Consent of PricewaterhouseCoopers LLP.

                                      31